Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact	Investor Relations:	Media:	RAI 2007-10
	Morris Moore	Seth Moskowitz
	(336) 741-3116	(336) 741-7698
RAI CEO:
‘Core Fundamentals Building Bottom Line’
First Quarter 2007 Reported EPS down 5%; Adjusted EPS up 17%
Favorabilities Drive Increase in Full Year Forecast
WINSTON-SALEM, N.C. — April 25, 2007 —

First Quarter 2007 — At a Glance
•	Reported EPS down 5.1 percent at $1.11
•	Percent decline driven by a $65 million tax gain in 1Q06
•	Adjusted EPS up 16.8 percent at $1.11

•	R.J. Reynolds continues to strengthen marketplace trends

•	Conwood posts additional volume and share gains

•	Both operating segments deliver double-digit profit growth

•	2007 GAAP EPS forecast raised to range of $4.40 to $4.60
All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedule 3 of this release, which reconciles reported to adjusted results for the first quarter.
Reynolds American Inc. (NYSE: RAI) today announced a 5 percent decline in reported EPS for the first quarter of 2007, driven by an unfavorable comparison to the year-ago quarter when the company recorded a $65 million tax benefit. On an adjusted basis, however, Reynolds American’s EPS was up 17 percent, due to unusually strong margins for R.J. Reynolds and the inclusion of Conwood. RAI also said it has raised its forecast range by 15 cents, and now expects to deliver full-year reported EPS of $4.40 to $4.60. That increase is driven by a reduction of approximately $60 million in 2007 pension expense.
-more-

First Quarter 2007 Financial Results — Highlights
(unaudited)
(all dollars in millions, except per share amounts;
for reconciliations, including GAAP to non-GAAP, see schedule 3)

	For the Three Months
	Ended March 31,
			%
	2007	2006	Change

Net sales	$2,148	$1,960	9.6%

Operating Income
Reported (GAAP)	$574	$446	28.7%
Adjusted (Non-GAAP)	574	444	29.3%

Net income
Reported (GAAP)	$328	$345	(4.9)%
Adjusted (Non-GAAP)	328	279	17.6%

Net income per diluted share *
Reported (GAAP)	$1.11	$1.17	(5.1)%
Adjusted (Non-GAAP)	1.11	0.95	16.8%

*	2006 EPS reflects the 2-for-1 stock split on 8/14/06
MANAGEMENT’S PERSPECTIVE
Overview
“The first-quarter performance of each of our reportable segments — R.J. Reynolds and Conwood — reflects Reynolds American’s ongoing success in building financial and marketplace strength,” said Susan M. Ivey, RAI’s chairman and chief executive officer.
“During the quarter, total growth-brand share gains at R.J. Reynolds continued to drive improvements in the company’s overall share trend. Conwood’s additional share and volume gains further solidified that company’s position as the growth leader in the growing moist-snuff category,” she said. “Both segments delivered double-digit profit growth compared with the prior-year quarter.”
Ivey said that R.J. Reynolds’ and Conwood’s current marketing initiatives, coupled with a continuing focus on delivering innovations with strong consumer appeal, position both companies well for long-term share and profit growth.
She also said that ongoing productivity initiatives continue to add to RAI’s earnings, and the company is on track to meet its goal of $500 million in savings by the end of 2011.

“RAI continues to strengthen its foundation,” said Ivey, “and it’s clear from our ongoing results that core fundamentals are building the bottom line.”
For comparative purposes, 2006 results in this release have been adjusted to reflect the transfer of the Dunhill and State Express 555 cigarette brands to R.J. Reynolds, and the distribution of Lane, Limited’s other products shifting to Conwood, effective Jan. 1, 2007. In addition, certain corporate expenses are no longer allocated to the business segments. All of these changes are reflected in both year’s results.
R.J. Reynolds
R.J. Reynolds delivered first-quarter adjusted operating income of $488 million, a 16.5 percent gain, as margins of almost 26 percent were bolstered by improvements in pricing and operating costs, as well as favorabilities in the timing of promotions and pension expense. The combined effect of these factors significantly offset a rise in MSA expense, as well as a 4 percent volume decline.
Daniel M. Delen, R.J. Reynolds’ president and chief executive officer, noted that the timing of promotional spending decreased R.J. Reynolds’ margins in the fourth quarter of 2006 — but helped drive margins higher in the first quarter. He said the company expects a difficult comparison in the second quarter due to a build in trade inventory levels during the prior-year period. For the year, R.J. Reynolds expects shipment volume to be down 3-to-4 percent, with a decline in industry consumption of approximately 3 percent.
In addition to the company’s strong first-quarter financial performance, R.J. Reynolds also continued to enhance its marketplace strength, with a combined growth-brand market share of 12.63 percent — up 0.69 share points from the first quarter of last year.
“Those growth-brand gains, moderate declines on our support brands, and consistency in the performance of our non-support brands keep us solidly on track toward our long-term strategic goals,” said Delen.
Camel’s total share of 7.39 percent was 0.19 share points higher than the prior-year quarter, based on the brand’s continuing innovation and its increased focus on the growing menthol cigarette category.
Camel’s mid-February introduction of Camel No. 9 should further strengthen Camel’s results going forward. Camel No. 9’s regular and menthol styles each feature a “light and luscious” blend in a pack that is “dressed to the nines.”
“Adult female smokers told us they didn’t feel that Camel offered a style that was relevant to them,” Delen said. “But now it does.”
Delen noted that 47 percent of all adult smokers are women. “That’s a big segment — and it’s one in which Camel has traditionally been under-represented,” he said. “So there’s a tremendous opportunity here for Camel No. 9 to provide additional strength to the Camel brand family.”

The Kool brand is also making additional inroads through innovation, Delen said. Kool’s gain of 0.12 market-share points over the prior-year quarter puts Kool at its highest share level since 1999, with a first-quarter share of 3.20 percent. “That performance reflects Kool’s continuing success in providing innovative products, packaging and programs.”
Kool XL, a smoother and wider cigarette that was introduced in the fourth quarter of 2006, is adding fuel to Kool’s growth, and the company will expand distribution of this new Kool style later this year.
Pall Mall, R.J. Reynolds’ third growth brand, delivered a strong gain of 0.38 share points over the prior-year period, giving Pall Mall a 2.04 share of market for the first quarter.
“Pall Mall is a great product at a great price,” Delen said. “It’s a longer-lasting cigarette that offers more puffs than its competitors, along with a premium heritage and packaging — at a less-than-premium price.” He noted that Pall Mall Ultra Lights received a new look in February — a unique orange pack that brings more visibility to the brand.
Delen said that R.J. Reynolds has a number of additional growth-brand innovations decked up for the year.
R.J. Reynolds’ total retail cigarette market-share for the first quarter of 2007 was 29.41 percent, down 0.50 points from the prior-year quarter. The company’s premium-to-value-brand mix of 62.1 percent was up a full percentage point from the prior-year quarter, compared with a slight decline in the industry mix for the same periods.
“During the first quarter,” Delen said, “R.J. Reynolds continued to advance toward our goal of building a business that delivers sustained marketplace and profit growth in the years ahead.”
Conwood
Conwood’s first-quarter performance highlights the strength Conwood adds to the RAI family, as Conwood’s volume, market share and profits continued to exceed year-ago results.
“With adjusted pro-forma profits up 18 percent, volume up 14 percent and a 1.8 point share gain from the year-ago quarter, we’re very pleased with Conwood’s first-quarter performance,” said William M. Rosson, Conwood’s president and chief executive officer.
Conwood’s 25.72 percent share of moist-snuff shipments was up 1.79 share points from the first quarter of 2006.
Grizzly, the nation’s largest value brand, gained 2.45 share points from the prior-year period, as Grizzly continued to lead moist-snuff category growth. With a share of shipments exceeding 20 percent, Grizzly represents one out of every five cans of moist snuff sold in the United States.
Kodiak, the company’s leading premium brand, was down 0.53 share points from the prior-year quarter. The brand’s share of shipments was adversely impacted by competitive discounting and the timing of competitive promotional shipments.
Reynolds American acquired Conwood on May 31, 2006. Conwood’s adjusted operating income of $80 million was significantly offset by debt expense associated with the acquisition. However, Conwood was still accretive to RAI’s first-quarter results.

To better quantify Conwood’s continued growth, Reynolds American uses adjusted pro-forma results, as if Conwood had been owned by RAI since the beginning of 2006. On this adjusted pro-forma basis, Conwood increased both its profits and its margins in the first quarter of 2007, compared with the first quarter of 2006.
As noted above, effective Jan. 1, 2007, Conwood began selling, distributing and marketing Lane, Limited’s products excluding cigarette brands, which transferred to R.J. Reynolds. These shifts are reflected in the 2006 and 2007 results presented in this release and the schedules that are attached.
Conwood’s adjusted pro-forma operating income of $80 million for the first quarter was up 17.6 percent on the strength of higher volume and pricing. Conwood’s first-quarter pro-forma margin was 51.6 percent.
“Conwood is off to a great start in 2007,” Rosson said. “We came out of the gate with significant strength, and we’re well-positioned to continue building momentum.”
2007 FULL YEAR FORECAST
“We are very pleased with Reynolds American’s first-quarter results,” said Dianne M. Neal, RAI’s chief financial officer. “Our fundamentals are strong, our business model is working and it’s clear that Reynolds American is making progress on all fronts.”
Neal said the company is raising its full-year guidance range by 15 cents, primarily due to reductions in pension expense. “We now expect to deliver full-year 2007 reported earnings of $4.40 to $4.60 per diluted share,” she said.
Full-year 2007 pension favorability of about $60 million was driven by a significant increase in investment returns during the fourth quarter of 2006. The company confirmed in March the full-year 2007 impact of the pension fund’s 15 percent prior-year return. The pension expense benefit comes to 13 cents per share.
Neal said the company also continues to benefit from productivity initiatives. Reynolds American expects to deliver $75 million to $100 million in productivity savings this year, against a $500 million savings goal from 2006 through 2011.

CONFERENCE CALL WEBCAST TODAY
Reynolds American will webcast a conference call to discuss first-quarter 2007 results at 9:30 a.m. Eastern Time on Wednesday, April 25, 2007. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site for 30 days. Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Seth Moskowitz at (336) 741-7698.
RISK FACTORS
Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding RAI’s future performance and financial results inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.
These risks and uncertainties include:
•	the substantial and increasing regulation and taxation of tobacco products;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the substantial payment obligations and limitations on the advertising and marketing of cigarettes under the MSA and other state settlement agreements;

•	the continuing decline in volume in the domestic cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including any new entrants in the marketplace;

•	increased promotional activities by competitors, including deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the ability to achieve efficiencies in manufacturing and distribution operations without negatively affecting sales;

•	the cost of tobacco leaf and other raw materials and other commodities used in products, including future market pricing of tobacco leaf, which could adversely impact inventory valuations;

•	any adverse effects resulting from dependence on certain single-source suppliers, including supply interruption or quality issues;

•	the effect of market conditions on foreign currency exchange-rate risk, interest-rate risk and the return on corporate cash;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the rating of RAI’s securities;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of fire, violent weather and other disasters that may adversely affect manufacturing and other facilities; and

•	the potential existence of significant deficiencies or material weaknesses in internal control over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002.
Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Conwood Company, LLC; Santa Fe Natural Tobacco Company, Inc; and R.J. Reynolds Global Products, Inc.
•	R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the country. The company’s brands include five of the 10 best-selling U.S. brands: Camel, Kool, Winston, Salem and Doral.

•	Conwood Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. Conwood also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

•	R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
(financial and volume tables follow)

Schedule 1
REYNOLDS AMERICAN INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME-GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Net sales, external	$2,018	$1,815
Net sales, related party	130	145

Net sales	2,148	1,960
Cost of products sold	1,175	1,165
Selling, general and administrative expenses	393	342
Amortization expense	6	7

Operating income	574	446
Interest and debt expense	89	35
Interest income	(38)	(36)
Other (income) expense, net	(1)	—

Income from continuing operations before income taxes	524	447
Provision for income taxes	196	167

Income from continuing operations	328	280
Extraordinary item — gain on acquisition (1)	—	65

Net income	$328	$345

Basic income per share:
Income from continuing operations	$1.11	$0.95
Extraordinary item (1)	—	0.22

Net income	$1.11	$1.17

Diluted income per share:
Income from continuing operations	$1.11	$0.95
Extraordinary item (1)	—	0.22

Net income	$1.11	$1.17

Basic weighted average shares, in thousands	295,038	294,954

Diluted weighted average shares, in thousands	295,458	295,285

Segment data:
Net sales:
RJR Tobacco (2)	$1,899	$1,834
Conwood (3)	155	28
All Other	94	98

	$2,148	$1,960

Operating income:
RJR Tobacco (2) (4)	$488	$419
Conwood (3) (4)	80	5
All Other	35	39
Corporate Expense(4)	(29)	(17)

	$574	$446

(1)	Includes adjustments to the 2000 extraordinary gain on acquisition, resulting from favorable resolution of prior-years’ tax matters.

(2)	Includes results of Lane, Limited’s Dunhill and State Express cigarette brands transferred into the RJR Tobacco segment from All Other.

(3)	Includes results of Lane, Limited’s remaining products transferred into the Conwood segment from All Other.

(4)	Certain corporate expenses are no longer allocated to the operating segments. Prior period amounts have been reclassified to reflect the current segment composition.

Schedule 2
REYNOLDS AMERICAN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

	March 31,	December 31,
	2007	2006

Assets
Cash and cash equivalents	$1,068	$1,433
Short-term investments	811	1,293
Other current assets	2,389	2,209
Trademarks, net	3,477	3,479
Goodwill	8,175	8,175
Other noncurrent assets	1,795	1,589

	$17,715	$18,178

Liabilities and shareholders’ equity
Tobacco settlement and related accruals	$1,763	$2,237
Current maturities of long-term debt	344	344
Accrued liabilities and other current liabilities	1,483	1,511
Long-term debt (less current maturities)	4,388	4,389
Long-term deferred income taxes	1,068	1,167
Long-term retirement benefits (less current portion)	1,176	1,227
Other noncurrent liabilities	390	260
Shareholders’ equity	7,103	7,043

	$17,715	$18,178

Schedule 3
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Results
2007 GAAP results include the operations of Conwood that were acquired May 31, 2006.
RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended March 31,
	2007			2006
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$574	$328	$1.11	$446	$345	$1.17
The GAAP results include the following expense (income):
Federal tobacco buyout assessment	—	—	—	(9)	(6)	(0.02)
Merger/integration costs	—	—	—	7	5	0.02
Extraordinary gain on acquisition	—	—	—	—	(65)	(0.22)

Total adjustments	—	—	—	(2)	(66)	(0.22)

Adjusted results	$574	$328	$1.11	$444	$279	$0.95

Reconciliation of GAAP to Proforma Adjusted Operating Income by Segment
R.J. Reynolds is the second largest cigarette manufacturer in the United States and manages a contract manufacturing business. R. J. Reynolds’ segment results include the 2007 transfer of the Dunhill and State Express cigarette brands from Lane, Limited, previously reported as All Other.
Conwood is the second largest smokeless tobacco products manufacturer in the United States. Conwood’s GAAP operating income includes the operations acquired by RAI since May 31, 2006. GAAP proforma adjustments reflect the impact of fair values of acquired assets and liabilities assumed as if the acquisition had been completed on January 1, 2006. Conwood’s segment results include the 2007 transfer of Lane, Limited’s remaining products, previously reported as All Other.
Beginning January 1, 2007, certain corporate expenses are no longer allocated to the operating segments. The segment amounts presented for prior periods have been reclassified to reflect the current composition of the reportable segments.
Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended March 31,
	2007		2006
	R.J. Reynolds	Conwood	R.J. Reynolds	Conwood
GAAP operating income	$488	$80	$419	$5
The GAAP results include the following expense (income):
Federal tobacco buyout assessment	—	—	(9)	—
Merger/integration costs	—	—	7	—

Total adjustments	—	—	(2)	—

Adjusted operating income	$488	$80	$417	5

Conwood pre-acquisition GAAP operating income				66
Proforma adjustments				(3)

Proforma adjusted operating income				$68

Schedule 4
RJ REYNOLDS TOBACCO / INDUSTRY VOLUMES
(Volume in Billion Units)

	Three Months Ended March 31,		Change
	2007	2006	UNITS	%
CAMEL (Filter Styles)	5.6	5.4	0.3	4.8%
KOOL	2.7	2.8	-0.1	-5.1%
PALL MALL	1.6	1.5	0.2	11.8%

TOTAL GROWTH BRANDS	9.9	9.6	0.3	2.9%

TOTAL SUPPORT BRANDS	10.0	10.4	-0.4	-3.9%

TOTAL NON-SUPPORT BRANDS	3.7	4.5	-0.8	-18.6%

TOTAL RJRT DOMESTIC	23.6	24.6	-1.0	-4.0%

TOTAL RJRT	23.6	24.6	-1.0	-4.0%
TOTAL PREMIUM	14.7	15.0	-0.4	-2.4%
TOTAL VALUE	9.0	9.6	-0.6	-6.4%
PREMIUM/TOTAL MIX	62.1%	61.1%	1.0%

INDUSTRY	84.3	88.0	-3.7	-4.2%
PREMIUM	60.8	63.6	-2.8	-4.4%
VALUE	23.5	24.4	-0.9	-3.7%
PREMIUM/TOTAL MIX	72.1%	72.3%	-0.1%
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
Industry data based on information from Management Science Associates, Inc.
R. J. Reynolds’ support brands include Winston, Salem, Doral, Capri and Misty.

Schedule 5
R.J.REYNOLDS — RETAIL SHARE OF MARKET

	Three Months Ended March 31,
	2007	2006	Change
CAMEL (Filter Styles)	7.39%	7.19%	0.19
KOOL	3.20%	3.08%	0.12
PALL MALL	2.04%	1.66%	0.38

TOTAL GROWTH BRANDS	12.63%	11.94%	0.69

TOTAL SUPPORT BRANDS	11.99%	12.28%	(0.29)

TOTAL NON-SUPPORT BRANDS	4.79%	5.69%	(0.90)

TOTAL RJRT DOMESTIC	29.41%	29.91%	(0.50)
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
Retail shares of market are as reported by Information Resources Inc.
R. J. Reynolds’ support brands include Winston, Salem, Doral, Capri and Misty.

Schedule 6
CONWOOD VOLUMES AND SHARE OF MARKET
(Volume in Millions of Cans)

	Three Months Ended March 31,		Change
UNIT VOLUME	2007	2006	Units	%

KODIAK	12.8	13.7	(0.9)	-6.6%
Other premium	0.8	0.9	(0.1)	-12.4%

Total premium	13.6	14.6	(1.0)	-6.9%

GRIZZLY	54.3	44.7	9.6	21.5%
Other price-value	0.6	0.8	(0.2)	-27.9%

Total price-value	54.9	45.5	9.4	20.6%
Total moist snuff cans	68.5	60.1	8.4	13.9%
Volumes reported include pre-acquisition amounts.
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

	Three Months Ended March 31,
MARKET SHARE	2007	2006	Change

Kodiak	4.55%	5.08%	(0.53)
Total premium	4.85%	5.42%	(0.57)

Grizzly	20.65%	18.20%	2.45
Total price-value	20.87%	18.51%	2.36

Total company	25.72%	23.93%	1.79
Share data for total moist snuff based on distributor reported data processed by Management Science Associates, Inc.